Exhibit 23.1






Lukens Medical Corporation
3820 Academy Parkway North, N.E.
Albuquerque, New Mexico  87109


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lukens Medical Corporation for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 1997 with respect to the consolidated financial statements Lukens Medical Corporation included in its Annual report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

NEFF & COMPANY LLP



/S/Neff & Company LLP

Albuquerque, New Mexico
September 23, 1997